Exhibit 99

                     BAYCORP HOLDINGS, LTD.
               1 New Hampshire Avenue, Suite 125
                Portsmouth, New Hampshire 03801
            Phone (603) 766-4990  Fax (603) 766-4991

                BAYCORP HOLDINGS, LTD. COMPLETES
               MERGER WITH SLOAN ACQUISITION CORP.

      Portsmouth, New Hampshire - November 16, 2005 - Sloan Group Ltd. and its wholly owned subsidiary, Sloan Acquisition Corp., announced today the completion of the merger of Sloan Acquisition Corp. with and into BayCorp Holdings, Ltd. (AMEX:MWH). Following the merger, BayCorp is a wholly owned subsidiary of Sloan Group.

       Pursuant to the terms of the merger, all BayCorp stockholders (other than Sloan Acquisition Corp. and Sloan Group and their principals, and dissenting stockholders, if any) that did not validly tender their shares in connection with the previously announced tender offer that expired at 12:00 midnight, Eastern time on November 10, 2005, will receive $14.19 in cash for each share of BayCorp common stock held. Payment of the merger consideration will be made upon proper presentation of certificates formerly representing BayCorp shares to the disbursing agent for the merger, together with a properly completed letter of transmittal. Transmittal materials will be sent to BayCorp stockholders over the next two to three business days. Under applicable law, the merger was not subject to the approval of BayCorp's stockholders, other than Sloan Acquisition Corp.

       BayCorp is an unregulated energy holding company incorporated in Delaware. BayCorp currently has wholly owned subsidiaries that include Nacogdoches Gas, LLC, which owns and develops interests in natural gas and oil production in Nacogdoches County, Texas; Benton Falls Associates, the owner and operator of a hydroelectric generating facility in Benton, Maine; Great Bay Hydro Corporation, which owns and operates a hydroelectric generating facility in Newport, Vermont; Great Bay Power Marketing, Inc., which purchases and markets power on the open market and Nacogdoches Power, LLC, which owns the development rights to the Sterne Power Project in Nacogdoches, Texas. BayCorp also holds a majority interest in HoustonStreet Exchange, Inc., which operates HoustonStreet.com, an internet-based independent crude oil and refined petroleum products trading exchange. Sloan Group Ltd. is a privately-held international business corporation headquartered in the Bahamas.

 SunTrust Bank is serving as the Disbursing Agent for the merger.

****************
Contact:

BayCorp Holdings, Ltd.
Frank Getman, 603-766-4990